News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

Media Contact: Ed Markey

330-796-8801

Analyst Contact: Greg Dooley

330-796-6704

FOR IMMEDIATE RELEASE

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New Goodyear Labor Agreement Reduces Cost, Improves Competitiveness and Protects Health Care

AKRON, Ohio, December 22, 2006 – The Goodyear Tire & Rubber Company said today that its tentative agreement with the United Steelworkers union supports Goodyear’s strategy to significantly reduce costs and improve competitiveness in its North American operations.

“Our goal was always to reach a fair agreement that improves our ability to compete and win with customers. This agreement would accomplish that goal,” said Robert J. Keegan, chairman and chief executive officer.

The tentative agreement, which covers workers at 12 tire and engineered products plants in the United States, gives Goodyear the ability to reduce excess high-cost manufacturing capacity, reduce legacy costs, improve productivity and reduce labor costs consistent with the four point cost reduction plan that was announced to investors in 2005. The tentative agreement:

•	Secures retiree medical benefits through an independently administered Voluntary Employees’ Beneficiary Association (VEBA) to be launched with an up front $1 billion contribution from Goodyear to consist of $700 million in cash and up to $300 million in additional cash or common stock at the company’s option. Subject to court and regulatory approvals, the VEBA would assume full responsibility for providing retiree medical benefits to all present and future Goodyear USW retirees;

•	Consistent with Goodyear’s previously announced plans to exit certain segments of the private label tire business, provides for the closing of the Tyler, Texas, facility after December 31, 2007;

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•	Delivers substantial improvements in labor costs and productivity through redesign of incentive systems and immediate implementation of market-based wage and benefit levels for all new hires;

•	Improves job security and provides capital investments in USW plants of at least $550 million over the life of the agreement.

Goodyear will hold a conference call in January for investors, financial analysts and media to discuss specifics of the new contract if the tentative agreement is ratified by the USW membership. The timing of that call will be announced at a later date.

The 12 master contract plants and their workers covered by the tentative agreement are: Akron, Ohio; Buffalo, N.Y.; Danville, Va.; Fayetteville, N.C.; Gadsden, Ala.; Lincoln, Neb.; Marysville, Ohio; St. Marys, Ohio; Sun Prairie, Wis.; Topeka, Kan.; Tyler, Texas; and Union City, Tenn.

Goodyear is one of the world’s largest tire companies. The company manufactures tires, engineered rubber products and chemicals in more than 100 facilities in 29 countries around the world. Goodyear employs about 80,000 people worldwide.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995.  Actual results may differ materially from those indicated by such forward-looking statements as a result of various factors, including whether or not the members of the United Steelworkers ratify the terms of the proposed bargaining agreement, any action that may be taken by the company or the United Steelworkers in the event that the proposed bargaining agreement in not ratified, the final terms and conditions of the ratified bargaining agreement, and, with respect to the Voluntary Employee Beneficiary Association (VEBA), whether or not the various contingencies and requirements are met for the establishment of the VEBA, including the receipt of the necessary court and regulatory approvals.   There are a variety of additional factors, many of which are beyond the company’s control, which affect its operations, performance, business strategy and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements.  These factors include, but are not limited to, actions and initiatives taken by both current and potential competitors, increases in the prices paid for raw materials and energy, the company’s ability to realize anticipated savings and operational benefits from its cost reduction initiatives, including those related to the closure of the company’s Tyler, Texas facility, potential adverse consequences of litigation involving the company, pension plan funding obligations as well as the effects of more general factors such as changes in general market or economic conditions or in legislation, regulation or public policy.  Additional factors are discussed in the company’s filings with the Securities and Exchange Commission, including the company’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

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